EXHIBIT 99

For Immediate Release            Contact: Karen A. Warren (Investor Relations)
October 20, 2003                                               401-727-5401
                                          Wayne S. Charness (News Media)
                                                               401-727-5983

                 HASBRO DELIVERS STRONG THIRD QUARTER RESULTS

Highlights:

   - Net revenues up 18%, to $971.1 million compared to $820.5 million a year ago

   - Earnings before a cumulative effect of accounting change of $85.8 million or $0.48 per diluted share compared to net earnings of $55.8 million, or $0.32 per diluted share in 2002

   - International segment net revenues up 13% in local currency and 22% in U.S. dollars

   - U. S. Toys segment net revenues up 23%

   - Continued strong performances from core brands such as TRANSFORMERS, PLAYSKOOL and TRIVIAL PURSUIT, plus innovative products such as BEYBLADE, FURREAL FRIENDS and VIDEONOW


     Pawtucket, RI (October 20, 2003) - Hasbro, Inc. (NYSE: HAS) today reported strong third quarter results. Worldwide net revenues were $971.1 million, up 18% from $820.5 million a year ago. Earnings for the quarter, before cumulative effect of accounting change, were $85.8 million, compared to net earnings of $55.8 million last year. Third quarter earnings, before cumulative effect of accounting change, were $0.48 per diluted share, an increase of 50%, compared to net earnings of $0.32 per diluted share in 2002. Including the effect of accounting change the Company recorded net earnings of $68.5 million or $0.38 per diluted share. The Company reported third quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $170.3 million for the quarter, compared to $142.7 million in 2002. The attached schedules provide a reconciliation of EBITDA to net earnings for the third quarter and year to date.

     "I am very pleased that our strategy of focusing on Hasbro's core brands and product innovation continues to deliver strong results," said Alfred J. Verrecchia, President and Chief Executive Officer. "Our third quarter performance and progress year to date reflects growth in many of our core brands, such as TRANSFORMERS, PLAYSKOOL and TRIVIAL PURSUIT, as well as innovative products such as BEYBLADE, FURREAL FRIENDS and VIDEONOW, leading to substantial gains in shelf space."

     For the nine months, worldwide net revenues were $2.0 billion, compared to $1.8 billion a year ago. Earnings before the cumulative effect of accounting change for the nine months, were $98.4 million or $0.55 per diluted share, compared to earnings of $12.9 million or $0.07 per diluted share a year ago before the effect of the accounting change related to the adoption of FASB Statement No. 142 "Goodwill and Other Intangibles". Including the impact of accounting changes in both years, the Company recorded net earnings of $81.1 million, compared to a net loss of $232.8 million for the year-ago nine-month period. For the nine months EBITDA was $284.5 million, compared to $207.0 million last year.

     Effective as of the beginning of the third quarter 2003, Hasbro adopted FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." As a result of adopting this statement, Hasbro recorded a one-time non-cash charge from the cumulative effect of this accounting change totaling $17.4 million, or $0.10 per diluted share, in the consolidated statement of operations for the quarter related to certain instruments that were previously classified as equity that are now required to be recorded as a liability at fair value.

     Revenues in the U.S. Toys segment increased in the quarter to $377.3 million, up 23% compared to $307.2 million a year ago. The segment reported improved operating profit of $45.8 million compared to $25.5 million last year. The segment experienced strength in many brands, including BEYBLADE, TRANSFORMERS, PLAYSKOOL and VIDEONOW, as well as continuing strong sales of FURREAL FRIENDS, including GO GO MY WALKIN' PUP.

     Revenues in the Games segment were $250.2 million for the quarter, up 11% compared to $225.9 million a year ago. The segment experienced strength in many brands and products, including MONOPOLY, TRIVIAL PURSUIT 20TH ANNIVERSARY EDITION, BULLS-EYE BALL and MAGIC: THE GATHERING trading card games. The Games segment reported improved operating profit of $58.3 million compared to $48.4 million last year.

     International segment revenues were $328.1 million for the quarter, up 22% compared to $268.5 million a year ago. This increase includes the positive impact of foreign exchange of approximately $26 million. Absent this impact, revenues increased 13% to $302.3 million. The segment experienced strength in BEYBLADE, MAGIC: THE GATHERING trading card games, TRANSFORMERS and PLAYSKOOL. The International segment reported significant improvement in operating profit, increasing to $38.5 million compared to $9.9 million a year ago.

     "We are pleased that all major segments are performing well, with International delivering the anticipated improvement associated with revenue growth and cost reductions," said David Hargreaves, Chief Financial Officer. "However, with much of our business yet to ship, absent the impact of exchange rates, we have not significantly changed our expectations for our full year 2003 performance."

        "Our cash and balance sheet position continue to improve, with days sales outstanding down six days and inventories also down, excluding the impact of foreign exchange - - this, along with many other indicators of strength in our business are now being recognized by the credit markets," Hargreaves concluded.

     The Company will webcast its third quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone).

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings (loss) before cumulative effect of accounting change, excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with generally accepted accounting principles as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission. As used herein, "GAAP" refers to accounting principles generally accepted in the United States. This presentation also includes the Company's International segment net revenues excluding the impact of changes in exchange rates. Management believes that the presentation of International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor's understanding of the segment's underlying business performance absent exchange rate fluctuations which are beyond the Company's control.





                                     # # #
                               (Tables Attached)





                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                    Sept. 28,       Sept. 29,
                                                      2003            2002
                                                   ---------       ---------
                   Assets

  Cash and Cash Equivalents                       $  155,357      $   43,850
  Accounts Receivable, Net                           879,669         799,122
  Inventories                                        289,411         282,146
  Other Current Assets                               222,704         290,600
                                                   ---------       ---------
  Total Current Assets                             1,547,141       1,415,718
  Property, Plant and Equipment, Net                 206,756         213,628
  Other Assets                                     1,494,597       1,494,852
                                                   ---------       ---------
  Total Assets                                    $3,248,494      $3,124,198
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  104,576      $   63,392
  Current Installments of Long-Term Debt               1,219         255,248
  Payables and Accrued Liabilities                   867,911         715,658
                                                   ---------       ---------
  Total Current Liabilities                          973,706       1,034,298
  Long-term Debt                                     856,934         856,257
  Deferred Liabilities                               146,463          94,561
                                                   ---------       ---------
  Total Liabilities                                1,977,103       1,985,116
  Total Shareholders' Equity                       1,271,391       1,139,082
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,248,494      $3,124,198
                                                   =========       =========




                                 HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS



(Thousands of Dollars and Shares Except Per Share Data)


                                    Quarter Ended         Nine Months Ended
                                  ------------------    --------------------
                                  Sept. 28, Sept. 29,    Sept. 28,  Sept. 29,
                                    2003      2002         2003       2002
                                  --------  --------    ---------  ---------
Net Revenues                     $ 971,071 $ 820,532   $2,014,308 $1,818,789
Cost of Sales                      419,869   342,918      822,913    705,497
                                  --------   -------    ---------  ---------
Gross Profit                       551,202   477,614    1,191,395  1,113,292
Amortization                        19,319    22,268       53,907     66,483
Royalties                           82,535    85,210      169,005    202,378
Research and Product Development    38,811    36,687      102,416    106,670
Advertising                        105,039    82,911      225,903    188,307
Selling, Distribution and
 Administration                    168,505   153,821      458,824    445,081
                                  --------   -------    ---------  ---------
Operating Profit                   136,993    96,717      181,340    104,373
Interest Expense                    12,570    17,897       39,566     55,756
Other (Income) Expense, Net          6,299     3,350        6,381     31,182
                                  --------   -------    ---------  ---------
Earnings Before Income Taxes
 and Cumulative Effect of
 Accounting Change, Net of Tax     118,124    75,470      135,393     17,435
Income Taxes                        32,309    19,622       36,972      4,533
                                  --------   -------    ---------  ---------
Earnings before Cumulative
 Effect of Accounting
 Change                             85,815    55,848       98,421     12,902
Cumulative Effect of Accounting
 Change, Net of Tax                (17,351)        -      (17,351)  (245,732)
                                  --------   -------    ---------  ---------
Net Earnings (Loss)               $ 68,464  $ 55,848    $  81,070 $ (232,830)
                                  ========   =======    =========  =========

Per Common Share
  Earnings before Cumulative
   Effect of Accounting Change
    Basic                        $    0.49  $   0.32    $    0.57 $     0.07
                                  ========   =======    =========  =========
    Diluted                      $    0.48  $   0.32    $    0.55 $     0.07
                                  ========   =======    =========  =========

  Cumulative Effect of Accounting
    Change, Net of Tax
    Basic and Diluted             $  (0.10)  $     -    $   (0.10)$    (1.42)
                                  ========   =======    =========  =========

Net Earnings (Loss)
    Basic                         $   0.39  $   0.32    $    0.47 $    (1.35)
                                   =======   =======    =========  =========
    Diluted                       $   0.38  $   0.32    $    0.45 $    (1.34)
                                   =======   =======    =========  =========


  Cash Dividends Declared         $   0.03   $  0.03    $    0.09  $    0.09
                                   =======   =======    =========  =========

Weighted Average Number of Shares
  Basic                            173,833   172,758      173,359    172,692
                                   =======   =======    =========  =========

  Diluted                          181,995   173,285      178,569    173,571
                                   =======   =======    =========  =========
                                  HASBRO, INC.

                          SUPPLEMENTAL FINANCIAL DATA


                                Quarter Ended            Nine Months Ended
                         -------------------------   -------------------------
                         Sept 28,  Sept. 29,   %     Sept. 28, Sept. 29,    %
                           2003      2002   Change     2003      2002    Change
(Thousands of Dollars)  --------  --------  ------    -------  -------   -----
U.S. Toys
---------
 External Revenues     $ 377,251 $ 307,164    23%   $ 739,114 $ 707,659    4 %
 Operating Profit         45,835    25,489    80%      64,107    66,285   (3)%

Games
-----
 External Revenues       250,201   225,871    11%     511,024   470,759    9 %
 Operating Profit         58,310    48,378    21%     101,682    68,321   49 %

International
-------------
 External Revenues       328,110   268,454    22%     707,342   578,859    22%
 Operating Profit         38,537     9,937   288%      27,769   (36,451)  176%


RECONCILIATION OF EBITDA

Net Earnings(Loss)      $ 68,464  $ 55,848          $  81,070 $(232,830)
Cumulative Effect of
  Accounting Change, Net
  of Tax                 (17,351)      -              (17,351) (245,732)
                         -------   -------           --------  --------
Earnings before
 Cumulative Effect of
 Accounting Change        85,815    55,848             98,421    12,902
Interest Expense          12,570    17,897             39,566    55,756
Income Taxes              32,309    19,622             36,972     4,533
Depreciation              20,261    27,106             55,627    67,364
Amortization              19,319    22,268             53,907    66,483
                         ------    -------           --------  --------
EBITDA                 $170,274   $142,741          $ 284,493 $ 207,038
                        =======    =======           ========  ========